Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-176914
Prospectus Addendum to the Prospectus dated September 19, 2011.
The Goldman Sachs Group, Inc.
DEBT SECURITIES
     You should read the accompanying prospectus supplement, which gives the specific terms of the offered debt securities, together with the accompanying prospectus dated September 19, 2011 of The Goldman Sachs Group, Inc. When you read the supplement with the specific terms of the offered debt securities, please note that all references in the supplement to the prospectus dated May 8, 2000, the prospectus dated June 25, 2001, the prospectus dated May 21, 2003, the prospectus dated February 6, 2004, the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006, the prospectus dated July 16, 2008, the prospectus dated October 10, 2008, the prospectus dated April 6, 2009 or the prospectus dated July 6, 2011, or to any sections of those documents, should refer instead to the accompanying prospectus dated September 19, 2011, or to the corresponding section of that accompanying prospectus.
     The accompanying prospectus dated September 19, 2011 supersedes the prospectus dated May 8, 2000, the prospectus dated June 25, 2001, the prospectus dated May 21, 2003, the prospectus dated February 6, 2004, the prospectus dated March 15, 2005, the prospectus dated October 3, 2005, the prospectus dated December 1, 2005, the prospectus dated December 5, 2006, the prospectus dated July 16, 2008, the prospectus dated October 10, 2008, the prospectus dated April 6, 2009 and the prospectus dated July 6, 2011.
     Goldman, Sachs & Co. will, and other affiliates of Goldman Sachs may, use this prospectus addendum in connection with offers and sales of the debt securities in market-making transactions.
     The debt securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Addendum dated September 19, 2011.